Exhibit 4.12

SUPPLEMENTAL AGREEMENT TO SHARE SALE AND PURCHASE AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF BOCA INTERNATIONAL LIMITED

This Supplemental Agreement to Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Boca International Limited (this “Supplemental Agreement”) is entered into on February 29, 2016, by and between Richly Conqueror Limited, a company organized under the laws of the British Virgin Islands (the “Vendor”) and SGOCO International (HK) Limited, a company incorporated under the laws of Hong Kong (the “Purchaser” and together with the Vendor, the “Parties” and each a “Party”). Capitalized terms that are not defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Vendor and the Purchaser entered into a Share Sale and Purchase Agreement for the Sale and Purchase of the Entire Issued Share Capital of Boca International Limited (the “Agreement”), dated December 28, 2015, pursuant to which, subject to the terms and conditions set forth in the Agreement, the Purchaser acquires 100% of the issued share capital of Boca International Limited. (“Boca”), a private holding company incorporated in Hong Kong, from its sole legal and beneficial owner - Richly Conqueror Limited at a consideration of $52 million in the form of cash, plus up to 19.9% or 3.4 million newly issued ordinary shares (the “Shares”) of SGOCO Group, Ltd. (the “SGOCO”), the sole shareholder of the Purchaser; and

WHEREAS, the Purchaser has paid $52 million in the form of cash to the Vendor on or before December 31, 2015; and

WHEREAS, SGOCO effected an 1-for-4 reverse stock split of its authorized ordinary shares, accompanied by a corresponding decrease in its issued and outstanding shares of ordinary shares and an increase of the par value of each ordinary share from $0.001 to $0.004 (the “Reverse Stock Split”) on January 19, 2016; and

WHEREAS, the Parties desire to clarify the number of the Shares and confirm the closing date and other details of the Agreement; and

WHEREAS, the Parties desire to complete the payment of the shares in accordance with the Agreement and this Supplemental Agreement by March 15, 2016; and

WHEREAS, the Parties desire to close the sale and purchase of the Sale Shares of Boca (the “Transaction”) in accordance with the Agreement and this Supplemental Agreement by the end of March, 2016.

NOW, THEREFORE, in consideration of the foregoing recitals and agreements undertaken in this Supplemental Agreement, the sufficiency and adequacy of which each of the Parties hereby acknowledges, the Parties, intending to be legally bound, hereby agree as follows.

AGREEMENT

1.          The Parties agree and confirm SGOCO shall issue 1,162,305 ordinary shares of SGOCO Group, Ltd. or such greater number of ordinary shares as shall equal to 19.9% of the total ordinary shares of SGOCO outstanding immediately prior to the issuance of such shares (the “Post-Split Shares”) to the Vendor as part of the payment of Consideration on or before March 15, 2016, and the Purchaser shall have completed all its payment obligations under the Agreement and this Supplement Agreement upon the issuance of the Post-Split Shares.

2.          The Parties agree that the Payment Date of the Shares shall be on or before March 15, 2016 which shall be evidenced by the issuance of Post-Split Shares described above. If the share payment is not made within 15 days after the Payment Date, the Purchaser will pay liquidated damages for the unpaid part to the Vendor at a 2% monthly interest rate of the value for Post-Split Shares at the closing price of NASDAQ on March 15, 2016.

3.          The Parties confirm the closing date of the Transaction shall be March 31, 2016. If the closing conditions are not met by the Parties, the Vendor shall return the $52 million cash within 15 days upon the notice of the Purchaser.

4.          The Vendor represents and warrants that it has or will complete all its obligations and deliver all documents required under Schedules 3 of the Agreement on or before March 31, 2016. The Vendor further represents and warrants that it has and will continue to comply with Schedules 4 and 5 of the Agreement until the closing and Completion of the Transaction.

5.          The Vendor agrees that it will not, during the period commencing on the date of the Supplemental Agreement and ending twelve (12) month after such date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any Post-Split Shares (the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

6.          The Vendor understands that the Post-Split Shares are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Vendor understands that the Post-Split Shares have not been qualified or registered under the laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities laws. The Vendor understands that the certificate evidencing the Post-Split Shares may bear a restrictive legend.

7.          Any invalidity, illegality or unenforceability of any provision of this Supplemental Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction. The Parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

8.          This Supplemental Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without respect to any principles of conflict of law.

9.          This Supplemental Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[the next page is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Supplemental Agreement to be executed by their respective officers thereunto duly authorized all as of the date first written above.

RICHLY CONQUEROR LIMITED

By:
Name:
Title:

SGOCO INTERNATIONAL (HK) LIMITED.

By:
Name:
Title:

acknowledged and Agreed by:	SGOCO Group, Ltd.

By:
Name:
Title:

[Signature Page to Supplemental Agreement to Boca Shares Purchase Agreement]